Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated January 11, 2012

Relating to Preliminary Prospectus Supplement

Dated January 4, 2012 and Prospectus Dated January 3, 2012

Registration Nos. 333-177662 and 333-177662-01

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS: CenterPoint Energy Transition Bond Company IV, LLC (the “Issuing Entity”) and CenterPoint Energy Houston Electric, LLC (“CenterPoint Houston”) have filed a registration statement (including a prospectus and prospectus supplement) (Registration Nos. 333-177662 and 333-177662-01) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuing Entity and CenterPoint Houston have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuing Entity, Goldman, Sachs & Co., or any other underwriter or dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526.

CENTERPOINT ENERGY TRANSITION BOND COMPANY IV, LLC

PRICING TERM SHEET

$1,695,000,000

2012 Senior Secured Transition Bonds

Syndicate:	Lead Bookrunner:	Goldman, Sachs & Co.
	Bookrunners:	Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC
	Underwriting Syndicate:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., J.P. Morgan Securities LLC, Loop Capital Markets LLC and RBS Securities Inc.

Expected Ratings:* (Moody’s/ S&P/ Fitch)     Aaa(sf)/AAA(sf)/AAA(sf)

Closing Date / Settlement Date: We expect that delivery of the 2012 Senior Secured Transition Bonds (the “Bonds”) will be made to investors on or about January 19, 2012 (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days (such settlement referred to as “T+3”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Bonds on the date of pricing or on the next business day will be required, by virtue of the fact that the Bonds initially will settle at T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the date of pricing or the next business day should consult their advisors.

Interest Payment Dates: April 15 and October 15, commencing on October 15, 2012

Proceeds to Issuing Entity: The total amount of proceeds to the Issuing Entity (as defined below) after underwriting discounts and commissions and before deduction of expenses (estimated to be approximately $4,100,000, inclusive of the financial advisory structuring fee referenced below) is $1,688,213,743.

Financial Advisory / Structuring Fee: Goldman, Sachs & Co., as structuring advisor to CenterPoint Houston, has rendered certain structuring services to CenterPoint Houston and has been paid a fee of $450,000 for such services and has been reimbursed for certain expenses. Substantially all of this structuring fee will be netted against the underwriter’s compensation payable to Goldman, Sachs & Co. In accordance with FINRA Rule 5110, this structuring fee and the reimbursement of expenses are deemed underwriting compensation in connection with the offering, and are included in estimated expenses.

*	A security rating is not a recommendation to buy, sell, or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	No. of Scheduled Semi- Annual Principal Payments	Interest Rate	Initial Price to Public†
A-1	$606,222,000	3.00	4/15/2017	4/15/2018	10	0.9012%	99.99988%
A-2	$407,516,000	7.00	10/15/2020	10/15/2021	8	2.1606%	99.99983%
A-3	$681,262,000	10.81	10/15/2024	10/15/2025	9	3.0282%	99.99929%
†	Interest on the Bonds will accrue from January 19, 2012 and must be paid by the purchaser if the Bonds are delivered after that date.

Expected Sinking Fund Schedule

	Tranche A-1	Tranche A-2	Tranche A-3
Tranche Size	$606,222,000	$407,516,000	$681,262,000
Date
10/15/2012	$62,453,123	$—	$—
4/15/2013	$58,331,517	$—	$—
10/15/2013	$59,046,737	$—	$—
4/15/2014	$59,195,623	$—	$—
10/15/2014	$60,385,482	$—	$—
4/15/2015	$60,566,668	$—	$—
10/15/2015	$61,787,695	$—	$—
4/15/2016	$62,051,060	$—	$—
10/15/2016	$63,444,596	$—	$—
4/15/2017	$58,959,499	$4,564,618	$—
10/15/2017	$—	$64,445,728	$—
4/15/2018	$—	$64,987,652	$—
10/15/2018	$—	$66,428,543	$—
4/15/2019	$—	$67,031,299	$—
10/15/2019	$—	$68,602,846	$—
4/15/2020	$—	$69,188,629	$—
10/15/2020	$—	$2,266,685	$68,419,566
4/15/2021	$—	$—	$71,550,656
10/15/2021	$—	$—	$73,292,527
4/15/2022	$—	$—	$74,250,677
10/15/2022	$—	$—	$76,122,964
4/15/2023	$—	$—	$77,122,457
10/15/2023	$—	$—	$79,040,139
4/15/2024	$—	$—	$80,131,655
10/15/2024	$—	$—	$81,331,359
Total Payments	$606,222,000	$407,516,000	$681,262,000

Expected Amortization Schedule

	Tranche A-1	Tranche A-2	Tranche A-3
Tranche Size	$606,222,000	$407,516,000	$681,262,000
Date
1/19/2012	$606,222,000	$407,516,000	$681,262,000
(Closing Date)
10/15/2012	$543,768,877	$407,516,000	$681,262,000
4/15/2013	$485,437,360	$407,516,000	$681,262,000
10/15/2013	$426,390,623	$407,516,000	$681,262,000
4/15/2014	$367,195,000	$407,516,000	$681,262,000
10/15/2014	$306,809,518	$407,516,000	$681,262,000
4/15/2015	$246,242,850	$407,516,000	$681,262,000
10/15/2015	$184,455,155	$407,516,000	$681,262,000
4/15/2016	$122,404,095	$407,516,000	$681,262,000
10/15/2016	$58,959,499	$407,516,000	$681,262,000
4/15/2017	$—	$402,951,382	$681,262,000
10/15/2017	$—	$338,505,654	$681,262,000
4/15/2018	$—	$273,518,002	$681,262,000
10/15/2018	$—	$207,089,459	$681,262,000
4/15/2019	$—	$140,058,160	$681,262,000
10/15/2019	$—	$71,455,314	$681,262,000
4/15/2020	$—	$2,266,685	$681,262,000
10/15/2020	$—	$—	$612,842,434
4/15/2021	$—	$—	$541,291,778
10/15/2021	$—	$—	$467,999,251
4/15/2022	$—	$—	$393,748,574
10/15/2022	$—	$—	$317,625,610
4/15/2023	$—	$—	$240,503,153
10/15/2023	$—	$—	$161,463,014
4/15/2024	$—	$—	$81,331,359
10/15/2024	$—	$—	$—